UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2015

Strategic Storage Growth Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-193480

MD	46-2335760
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 14, 2014, Strategic Storage Growth Trust, Inc. (the “Registrant”), through six wholly-owned subsidiaries of its operating partnership, SS Growth Operating Partnership, L.P. (the “Operating Partnership”), executed six partial assignments of the purchase and sale agreement originally executed by a subsidiary of the Registrant’s sponsor on July 7, 2014, with unaffiliated third parties (the “Six Property Purchase Agreement”) for the acquisition of a portfolio of six self storage facilities (the “Six Property Portfolio”). The Six Property Portfolio consists of six self storage facilities located in California, Illinois and Colorado. The aggregate purchase price for the Six Property Portfolio is approximately $15.9 million, plus closing costs and acquisition fees. On January 29, 2015, the Registrant closed on one self storage facility located in Colorado representing the first phase (the “First Phase”) of the acquisition of the Six Property Portfolio for a purchase price of approximately $4.2 million, plus closing costs and acquisition fees.

On February 5, 2015, the Registrant closed on the remaining five self storage facilities located in California and Illinois representing the second phase (the “Second Phase”) of the acquisition of the Six Property Portfolio for a purchase price of approximately $11.7 million, plus closing costs and acquisition fees, which was funded with a combination of proceeds from an issuance of Series A Cumulative Redeemable Preferred Units (the “Preferred Units”) in the Operating Partnership, as described further below, a draw of approximately $5.7 million under the KeyBank Facility, as described further below, and proceeds from the Registrant’s private offering. The Registrant incurred acquisition fees of approximately $117,000 in connection with the Second Phase of the acquisition of the Six Property Portfolio. The properties acquired in the Second Phase consists of approximately 2,920 units and approximately 290,500 net rentable square feet of storage space. The physical occupancy of the properties acquired in the Second Phase was approximately 86% as of December 31, 2014.

On February 4, 2015, SSTI Preferred Investor, LLC (the “SSTI Preferred Investor”) invested approximately $5.2 million in the Operating Partnership (the “Preferred Equity Investment”), which proceeds were used in connection with the acquisition of the Second Phase of the Six Property Portfolio, and in exchange the SSTI Preferred Investor received approximately 208,000 Preferred Units in the Operating Partnership. The issuance of the Preferred Units are governed by (i) the Series A Cumulative Redeemable Preferred Unit Purchase Agreement, dated July 31, 2014, with the SSTI Preferred Investor, in which the SSTI Preferred Investor agreed to provide up to $18.1 million through a preferred equity investment in the Operating Partnership, which may be invested in one or more tranches, to be used solely for investments in self storage properties, in exchange for up to 724,000 preferred units of limited partnership in the Operating Partnership, each having a liquidation preference of $25.00 per share, plus all accrued and unpaid distributions; and (ii) Amendment No. 1 (the “Amendment”) to the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated July 31, 2014, with the SSTI Preferred Investor which sets forth key terms of the Preferred Units.

In order to finance a portion of the Second Phase of the Six Property Portfolio, the Operating Partnership borrowed approximately $5.7 million under its credit facility (the “KeyBank Facility”) with KeyBank, National Association (“KeyBank”). The KeyBank Facility is governed by the credit agreement (the “KeyBank Credit Agreement”) which provides the Operating Partnership the option of borrowing up to $20 million at an interest rate based on either (i) LIBOR plus 325 basis points, or (ii) Base Rate plus 225 basis points. The Operating Partnership chose LIBOR for its approximately $5.7 million draw to finance a portion of the Second Phase, which equates to approximately 3.4%. Pursuant to a joinder agreement by the five special purpose entities wholly-owned by the Operating Partnership (the “Property SPEs”), in favor of KeyBank as administrative agent, the five properties acquired under the Second Phase now serve as additional collateral under the KeyBank Credit Agreement and the Property SPEs now serve as additional borrowers.

A summary of the properties acquired in the Second Phase of the Six Property Portfolio is as follows:

Property	Address	Purchase Price	Year Built	Approx. Sq. Ft. (net)	Approx. Units	Physical Occupancy(1)
Riverside—CA	7211 Arlington Ave, Riverside, CA 92503	$2,030,000	1980	60,100	610	86%
Stockton—CA	7760 Lorraine Ave, Stockton, CA 95210	$1,540,000	1984	49,100	560	90%
Azusa—CA	1111 W. Gladstone, Azusa, CA 91702	$4,140,000	1986	64,400	660	91%
Romeoville—IL	1302 Marquette Drive, Romeoville, IL 60446	$3,380,000	1986	67,300	680	82%
Elgin—CA	1001 Toll Gate Road, Elgin, IL 60123	$640,000	1986	49,600	410	79%

TOTAL		$11,730,000		290,500	2,920

(1)	Represents the occupied square feet divided by total rentable square feet as of December 31, 2014.

SS Growth Property Management, LLC, an indirect subsidiary of SmartStop Self Storage, Inc., the sponsor of the Registrant, will manage the five properties acquired in the Second Phase of the Six Property Portfolio and will be paid a one-time fee of $3,750 for each property. In addition, SS Growth Property Management, LLC will be paid management fees in an amount equal to the greater of $3,000 per month or 6% of the gross monthly revenues collected from the five properties.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Real Estate Acquired.

Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before April 23, 2015 by amendment to this Form 8-K.

(b) Pro forma financial information.

See paragraph (a) above.

(d) Exhibits.

None.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE GROWTH TRUST, INC.

Date: February 11, 2015	By:	/s/ Michael S. McClure
Michael S. McClure
Executive Vice President, Chief Financial Officer and Treasurer